Exhibit 10.1

June 30, 2015

Zonzia, LLC

Attn.: Mr. Myles Pressey III

112 West 34th Street, Suite 1555

NeW York, NY 10120

Re: Addendum to Channel Distribution Agreement

This letter herein serves as an addendum to the Channel Distribution Agreement between simplyME Distribution and Zonzia, LLC.

Pursuant to the executed Channel Distribution Agreement, in addition to the distribution already acquired, simplyME hereby is adding one additional channel upon your request, to be named "Zonzia Kidz. Please be sure to remit the channel hold payment of $5,000 upon acceptance of this since we will immediately activate the name across the various cable, OTT and app-based platforms immediately.

It is further understood that the monthly payments of $5,000 will start November 1st, 2015 with a launch of the channel to occur January 1st, 2016.

Sincerely,	Agreed & Accepted

/s/ Krystol Cameron	/s/ Myles Pressey III
Krystol Cameron
Managing Owner